Exhibit 99.1

ORAD HI-TEC SYSTEMS LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2015

U.S. DOLLARS IN THOUSANDS

UNAUDITED

INDEX

Page

Consolidated Statements of Financial Position	2 - 4

Consolidated Statements of Income	5 - 6

Consolidated Statements of Comprehensive Income	7

Consolidated Statements of Changes in Equity	8 - 10

Consolidated Statements of Cash Flows	11 - 14

- - - - - - - - - - - - - -

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. dollars in thousands

	March 31,	December 31,
	2015	2014
	Unaudited

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	9,533	10,390
Restricted cash	38	38
Trade receivable, net	11,058	9,354
Other accounts receivable	1,181	1,152
Inventories	4,084	3,865

	25,894	24,799

NON-CURRENT ASSETS:

Property, plant and equipment, net	1,344	1,350
Deferred taxes	1,997	1,997
Long-term investments	398	453
Intangible assets	257	293
Goodwill	1,356	1,356

	5,352	5,449

	31,246	30,248

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. dollars in thousands

	March 31,	December 31,
	2015	2014
	Unaudited

LIABILITIES AND EQUITY

CURRENT LIABILITIES:

Trade payable	2,645	1,599
Deferred revenues	3,313	2,886
Other accounts payable	8,050	8,134

	14,008	12,619

NON-CURRENT LIABILITIES:

Liability to the Chief Scientist	93	89
Employee benefit liabilities	404	352

	497	441

	14,505	13,060

EQUITY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY:

Share capital	31	31
Share premium	78,265	78,171
Accumulated deficit	(60,917)	(60,346)
Gain from cash flow hedge transactions	(244)	(270)

Adjustments arising from translation financial statements of foreign operations	(596)	(596)

	16,539	16,990

Non-controlling interests	202	198

Total equity	16,741	17,188

	31,246	30,248

May 27, 2015
Date of approval of the	Avi Sharir	Sami Totah	Ilan Sidi
Financial statements	Chief Executive officer	Chairman of the Board	Chief Financial Officer

CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands, except share and per share data

	Three months ended March 31,		Year ended December 31,
	2015	2014	2014
	Unaudited

Revenues from sales	8,611	7,333	31,295
Revenues from rendering of services	1,746	1,970	9,220

Total revenues	10,357	9,303	40,515

Cost of sales and rendering of services	3,184	2,991	12,258

Gross profit	7,173	6,312	28,257

Research and development expenses	1,543	1,476	6,121
Selling and marketing expenses	3,253	3,066	13,846
General and administrative expenses	803	1,015	3,929

Total expenses	5,599	5,557	23,896

Operating income	1,574	755	4,361

Financing income	27	25	428
Financing expenses	(839)	(99)	(1,123)

Financing expenses, net	(812)	(74)	(695)

Company's share of loss of company accounted for at equity, net	(34)	(14)	(122)

Income before taxes on income	728	667	3,544

Taxes on income	(28)	(1)	(183)

Net income	700	666	3,361

Attributable to:
Equity holders of the Company	696	711	3,382
Non-controlling interests	4	(45)	(21)

Net income	700	666	3,361

Net earnings per share attributable to equity holders of the Company (in dollars)
Basic and diluted net earnings	0.06	0.06	0.30

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
U.S. dollars in thousands

	Three months ended March 31,		Year ended December 31,
	2015	2014	2014
	Unaudited

Net income	700	666	3,361

Other comprehensive income (loss) (net of tax effect):

Amounts reclassified or to be reclassified to profit or loss in subsequent periods:
Gain (loss) from cash flow hedge transactions	26	(47)	(343)

Net amount to be reclassified	26	(47)	(343)

Amounts that will not be reclassified to profit or loss in subsequent periods:
Remeasurement income (loss) from defined benefit plans	(76)	4	309

Total other comprehensive loss	(50)	(43)	(34)

Total comprehensive income	650	623	3,327

Attributable to:

Equity holders of the Company	646	668	3,348
Non-controlling interests	(4)	(45)	(21)

	650	623	3,327

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands

	Attributable to equity holders of the Company
	Share capital	Share premium	Accumulated deficit	Capital reserve from cash flow hedge transactions	Capital reserve due to translation financial statements of foreign operations	Total	Non-controlling interests	Total equity

Balance as of January 1, 2014	31	77,932	(64,037)	73	(596)	13,403	219	13,622

Net profit (loss)	-	-	711	-	-	711	(45)	666
Other comprehensive income (loss) (net of tax effect):
Loss from cash flow hedge transactions	-	-	-	(47)	-	(47)	-	(47)
Remeasurement income from defined benefit plans	-	-	4	-	-	4	-	4

Total comprehensive income	-	-	715	(47)	-	668	(45)	623

Cost of share-based payment	-	37	-	-	-	37	-	37

Balance as of March 31, 2014 (unaudited)	31	77,969	(63,322)	26	(596)	14,108	174	14,282

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands

	Attributable to equity holders of the Company
	Share capital	Share premium	Accumulated deficit	Cash flow hedge reserve	Foreign currency translation reserve	Total	Non-controlling interests	Total equity

Balance as of January 1, 2015	31	78,171	(60,346)	(270)	(596)	16,990	198	17,188

Net profit	-	-	696	-	-	696	4	700
Other comprehensive income (loss) (net of tax effect):
Gain from cash flow hedge transactions	-	-	-	26	-	26	-	26
Remeasurement gain from defined benefit plans	-	-	(76)	0	-	(76)	-	(76)

Total comprehensive loss	-	-	620	26	-	646	4	650

Cost of share-based payment	-	8	-	-	-	8	-	8
Exercise of options by employee and directors	*)	86	-	-	-	86	-	86
Dividend distributed to the Company’s shareholders	-	-	(1,191)	-	-	(1,191)	-	(1,191)

Balance as of March 31, 2015 (unaudited)	31	78,265	(60,917)	(244)	(596)	16,539	202	16,741

*)    Represents amount less than $ 1.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands

	Attributable to equity holders of the Company
	Share capital	Share premium	Accumulated deficit	Cash flow hedge reserve	Foreign currency translation reserve	Total	Non-controlling interests	Total equity

Balance as of January 1, 2014	31	77,932	(64,037)	73	(596)	13,403	219	13,622

Net profit (loss)	-	-	3,382	-	-	3,382	(21)	3,361
Other comprehensive income (loss) (net of tax effect):
Loss from cash flow hedge transactions	-	-	-	(343)	-	(343)	-	(343)
Remeasurement gain from defined benefit plans	-	-	309	0	-	309	-	309

Total comprehensive loss	-	-	3,691	(343)	-	3,348	(21)	3,327

Cost of share-based payment	-	94	-	-	-	94	-	94
Exercise of options by employee and directors	*)	145	-	-	-	145	-	145

Balance as of December 31, 2014	31	78,171	(60,346)	(270)	(596)	16,990	198	17,188

*)    Represents amount less than $ 1.

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Three months ended March 31,		Year ended December 31,
	2015	2014	2014
	Unaudited
Cash flows from operating activities

Net income	700	666	3,361

Adjustments to reconcile net income to net cash used in operating activities:

Adjustments to profit or loss items:

Depreciation and amortization	210	223	891
Loss from sale of property, plant and equipment	-	14	27
Company's share of loss of company accounted for at equity, net	34	14	122
Taxes paid	11	1	2
Interest received	(7)	-	(9)
Tax benefit	-	-	(130)
Cost of share-based payment	8	37	94
Exchange rate differences on restricted cash	-	(3)	-
Change in employee benefit liabilities, net	(24)	39	(82)

	232	325	915
Changes in asset and liability items:

Increase in trade receivables, net	(1,704)	(1,365)	(250)
Increase in other accounts receivable	(15)	(562)	(83)

Increase in inventories	(276)	(257)	(471)
Decrease in other long-term receivables	21	-	23
Increase (decrease) in trade payables	1,046	601	(542)
Increase in deferred revenues	427	930	1,090
Increase (decrease) in other accounts payable and liability to the Chief Scientist	(367)	546	1,018

	(868)	(107)	785
Cash paid and received during the year for:

Taxes paid	(11)	(1)	(2)
Interest received	7	-	9

	(4)	(1)	7

Net cash provided by operating activities	60	883	5,068

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Three months ended March 31,		Year ended December 31,
	2015	2014	2014
	Unaudited

Cash flows from investing activities:

Purchase of property, plant and equipment	(99)	(110)	(415)
Proceeds from sale of property, plant and equipment	—	18	18
Purchase of intangible assets - computer programs	(11)	(130)	(164)

Net cash used in investment activities	(110)	(222)	(561)

Cash flows from financing activities:

Dividend distributed to the Company’s shareholders	(893)	-	-
Issuance of shares upon exercise of stock options by employees	86	-	145

Net cash provided by (used in) financing activities	(807)	-	145

Increase (decrease) in cash and cash equivalents	(857)	661	4,652
Balance of cash and cash equivalents at the beginning of the period	10,390	5,738	5,738

Balance of cash and cash equivalents at the end of the period	9,533	6,399	10,390

Significant non-cash transactions:

Reclassification between inventories and property, plant and equipment	57	38	154

Dividend withholding taxes	298	-	-

- - - - -

ORAD HI-TEC SYSTEMS LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

INDEX

Page

Independent Auditors' Report	16 - 17

Consolidated Statements of Financial Position	18 - 20

Consolidated Statements of Income	21 - 22

Consolidated Statements of Comprehensive Income	23

Consolidated Statements of Changes in Equity	24 - 26

Consolidated Statements of Cash Flows	27 - 30

Notes to Consolidated Financial Statements	31 - 88

- - - - - - - - - - -

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

ORAD HI-TEC SYSTEMS LTD.

We have audited the accompanying consolidated financial statements of Orad Hi-Tec Systems Ltd., which comprise the consolidated statements of financial position as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Orad Hi-Tec Systems Ltd. at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

March 4, 2015	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. dollars in thousands

		December 31,
	Note	2014	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	6	10,390	5,738
Restricted cash	2h	38	38
Trade receivables, net	7	9,354	9,104
Other accounts receivable	8	1,152	1,071
Inventories	9	3,865	3,548

		24,799	19,499

NON-CURRENT ASSETS:
Property, plant and equipment, net	10	1,350	1,540
Deferred taxes	18	1,997	1,867
Long-term investments	11	453	594
Intangible assets	12	293	308
Goodwill	12	1,356	1,356

		5,449	5,665

		30,248	25,164

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. dollars in thousands

		December 31,
	Note	2014	2013
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables		1,599	2,141
Deferred revenues		2,886	1,796
Other accounts payable	13	8,134	6,644

		12,619	10,581

NON-CURRENT LIABILITIES:
Liability to the Chief Scientist	15	89	218
Employee benefit liabilities, net	16	352	743

		441	961

		13,060	11,542

EQUITY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY:	20
Share capital		31	31
Share premium		78,171	77,932
Accumulated deficit		(60,346)	(64,037)
Cash flow hedge reserve		(270)	73
Foreign currency translation reserve		(596)	(596)

		16,990	13,403
Non-controlling interests		198	219

Total equity		17,188	13,622

		30,248	25,164

The accompanying notes are an integral part of the consolidated financial statements.

March 4, 2015
Date of approval of the	Avi Sharir	Sami Totah	Ilan Sidi
Financial statements	Chief Executive officer	Chairman of the Board	Chief Financial Officer

CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data

		Year ended December 31
	Note	2014	2013	2012

Revenues from sales	22c	31,295	23,796	27,178
Revenues from rendering of services	22c	9,220	8,024	7,865

Total revenues		40,515	31,820	35,043

Cost of sales and rendering of services	22d	12,258	10,639	11,512

Gross profit		28,257	21,181	23,531

Research and development expenses	22e	6,121	5,916	5,625
Selling and marketing expenses	22f	13,846	13,245	13,302
General and administrative expenses	22g	3,929	3,615	3,878

Total expenses		23,896	22,776	22,805

Operating income (loss)		4,361	(1,595)	726

Financing income	22h	428	277	277
Financing expenses	22h	(1,123)	(348)	(314)

Financing expenses, net		(695)	(71)	(37)

Company's share of income (loss) of company accounted for at equity, net		(122)	19	-

Income (loss) before tax benefit (taxes on income)		3,544	(1,647)	689
Tax benefit (taxes on income)	18	(183)	(287)	554

Net income (loss)		3,361	(1,934)	1,243

Attributable to:
Equity holders of the Company		3,382	(1,853)	1,243
Non-controlling interests		(21)	(81)	-

		3,361	(1,934)	1,243

Net earnings (loss) per share attributable to equity holders of the Company (in dollars)	23
Basic and diluted net earnings (loss)		0.30	(0.16)	0.11

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
U.S. dollars in thousands

		Year ended December 31
	Note	2014	2013	2012

Net income (loss)		3,361	(1,934)	1,243

Other comprehensive income (loss) (net of tax effect):

Amounts reclassified or to be reclassified to profit or loss in subsequent periods:
Gain (loss) from cash flow hedge transactions		(343)	(168)	168
Adjustments arising from the translation financial statements of a foreign operation		-	6	(5)

Net amount to be reclassified		(343)	(162)	163

Amounts that will not be reclassified to profit or loss in subsequent periods:
Remeasurement gain (loss) from defined benefit plans	16	309	(32)	(65)

Total other comprehensive income (loss)		(34)	(194)	98

Total comprehensive income (loss)		3,327	(2,128)	1,341

Attributable to:
Equity holders of the Company		3,348	(2,059)	1,341
Non-controlling interests		(21)	(69)	-

		3,327	(2,128)	1,341

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands

	Attributable to equity holders of the Company
	Share capital	Share premium	Accumulated deficit	Cash flow hedge reserve	Foreign currency translation reserve	Total	Non-controlling interests	Total equity

Balance as of January 1, 2014	31	77,932	(64,037)	73	(596)	13,403	219	13,622

Net profit (loss)	-	-	3,382	-	-	3,382	(21)	3,361
Other comprehensive income (loss) (net of tax effect):
Loss from cash flow hedge transactions	-	-	-	(343)	-	(343)	-	(343)
Remeasurement gain from defined benefit plans	-	-	309	-	-	309	-	309

Total comprehensive loss	-	-	3,691	(343)	0	3,348	(21)	3,327

Cost of share-based payment	-	94	-	-	-	94	-	94
Exercise of options by employee and directors	*)	145	-	-	-	145	-	145

Balance as of December 31, 2014	31	78,171	(60,346)	(270)	(596)	16,990	198	17,188

*)     Represents amount less than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands

	Attributable to equity holders of the Company
	Share capital	Share premium	Accumulated deficit	Cash flow hedge reserve	Foreign currency translation reserve	Total	Non-controlling interests	Total equity

Balance as of January 1, 2013	31	77,407	(62,152)	241	(582)	14,945	504	15,449

Net loss	-	-	(1,853)	-	-	(1,853)	(81)	(1,934)
Other comprehensive income (loss) (net of tax effect):
Loss from cash flow hedge transactions	-	-	-	(168)	-	(168)	-	(168)
Adjustments arising from the translation of financial statements of foreign operations	-	-	-	-	(6)	(6)	12	6
Remeasurement loss from defined benefit plans	-	-	(32)	-	-	(32)	-	(32)

Total comprehensive loss	-	-	(1,885)	(168)	(6)	(2,059)	(69)	(2,128)

Cost of share-based payment	-	167	-	-	-	167	-	167
Share-based payment to holders of non-controlling interests (Note 5)	-	-	-	-	-	-	134	134
Transactions with non-controlling interests (Note 5)	-	394	-	-	(14)	380	(380)	-
Exercise of option to acquire additional share in subsidiary (Note 5)	-	(36)	-	-	6	(30)	30	-

Balance as of December 31, 2013	31	77,932	(64,037)	73	(596)	13,403	219	13,622

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands

	Attributable to equity holders of the Company
	Share capital	Share premium	Accumulated deficit	Cash flow hedge reserve	Foreign currency translation reserve	Total	Non-controlling interests	Total equity

Balance as of January 1, 2012	31	76,911	(60,295)	73	(577)	16,143	282	16,425

Net income	-	-	1,243	-	-	1,243	-	1,243
Other comprehensive income (loss) (net of tax effect):
Gain from cash flow hedge transactions	-	-	-	168	-	168	-	168
Adjustments arising from the translation of financial statements of foreign operations	-	-	-	-	(5)	(5)	-	(5)
Remeasurement loss from defined benefit plans	-	-	(65)	-	-	(65)	-	(65)

Total comprehensive income	-	-	1,178	168	(5)	1,341	-	1,341

Exercise of stock options by employees	*) -	312	-	-	-	312	-	312
Cost of share-based payment	-	184	-	-	-	184	-	184
Dividend distributed to the Company’s shareholders	-	-	(3,035)	-	-	(3,035)	-	(3,035)
Share-based payment to holders of non-controlling interests	-	-	-	-	-	-	222	222

Balance as of December 31, 2012	31	77,407	(62,152)	241	(582)	14,945	504	15,449

*)    Represents amount less than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31
	2014	2013	2012
Cash flows from operating activities:

Net income (loss)	3,361	(1,934)	1,243

Adjustments to reconcile net income to net cash used in operating activities:

Adjustments to profit or loss items:

Depreciation and amortization	891	*) 891	808
Loss from sale of property, plant and equipment	27	-	-
Company's share of loss (income) of company accounted for at equity, net	122	(19)	-
Taxes paid	2	20	15
Taxes received	-	-	(5)
Interest received	(9)	-	(46)
Tax benefit	(130)	-	(704)
Cost of share-based payment	94	167	184
Share-based payment to holders of non-controlling interests	-	*) 134	222
Exchange rate differences on restricted cash	-	-	(4)
Change in employee benefit liabilities, net	(82)	62	130

	915	1,255	600
Changes in asset and liability items:

Increase in trade receivables, net	(250)	(617)	(1,728)

Decrease (increase) in other accounts receivable	(83)	*) 208	(34)
Increase in inventories	(471)	(159)	(411)
Decrease (increase) in other long-term receivables	23	-	45
Decrease in trade payables	(542)	(61)	(686)
Increase (decrease) in deferred revenues	1,090	225	(560)
Increase (decrease) in other accounts payable and liability to the Chief Scientist	1,018	287	198

	785	(117)	(3,176)
Cash paid and received during the year for:

Taxes paid	(2)	(20)	(15)
Taxes received	-	-	5
Interest received	9	-	46

	7	(20)	36

Net cash provided by (used in) operating activities	5,068	(816)	(1,297)

*)     Reclassified

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31
	2014	2013	2012
Cash flows from investing activities:

Purchase of property, plant and equipment	(415)	*) (162)	(792)
Proceeds from sale of property, plant and equipment	18	-	-
Purchase of intangible assets - computer programs	(164)	*) (178)	-
Investment in company accounted for at equity	-	(200)	-
Change in restricted cash	-	-	270

Net cash used in investment activities	(561)	(540)	(522)

Cash flows from financing activities:

Dividend distributed to the Company’s shareholders	-	-	(3,035)
Issuance of shares upon exercise of stock options by employees	145	-	312

Net cash provided by (used in) financing activities	145	-	(2,723)

Exchange rate differences on balances of cash and cash equivalents	-	1	(14)

Increase (decrease) in cash and cash equivalents	4,652	(1,355)	(4,556)
Balance of cash and cash equivalents at the beginning of the year	5,738	7,093	11,649

Balance of cash and cash equivalents at the end of the year	10,390	5,738	7,093

Significant non-cash transactions:

Reclassification between inventories and property, plant and equipment	154	*) 217	459

*)     Reclassified

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1:-	GENERAL

Description of the Group and its activities:

Orad Hi-Tec Systems Ltd. ("the Company") was incorporated in December 1992 and commenced operations in 1993. The Company's shares are listed for trading on the Frankfurt Stock Exchange under the symbol "OHT".

The Company and its subsidiaries ("the Group") are engaged in the development, production, marketing and distribution of innovative three dimensional real-time graphic solutions, video servers, media assets management (MAM), workflow and retrieval of contents and information, graphics for sports broadcasts, as well as provides virtual studios and virtual advertising solutions for leading TV networks worldwide.

The Company's corporate headquarters are located at 15 Atir Yeda Street, Kfar Saba, Israel. The Company's subsidiaries are located in the United States, France, Germany, Netherlands, United Kingdom, Spain ,Hong-Kong and Poland.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.	Basis of presentation of the financial statements:

1.	Measurement basis:

The Company's financial statements have been prepared on a cost basis, except for: derivative financial instruments, which are presented at fair value.

The Company has elected to present profit or loss items using the function of expense method.

2.	Basis of preparation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS).

The consolidated financial statements are presented in Dollars, which is the Company's functional currency, and all numbers are rounded to the nearest thousand.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

b.	Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Non-controlling interests are presented in equity separately from the equity attributable to the equity holders of the Company. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests. Losses are attributed to non-controlling interests even if they result in a negative balance of non-controlling interests in the consolidated statement of financial position.

c.	Business combinations and goodwill:

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the date of acquisition with the addition of non-controlling interests in the acquiree. In each business combination, the Company chooses whether to measure the non-controlling interests in the acquiree based on their fair value on the date of acquisition or at their proportionate share in the fair value of the acquiree's net identifiable assets.

Goodwill is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed.

d.	Investment in joint arrangements:

Joint arrangements are arrangements in which the Company has joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. In joint ventures the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint venture is accounted for using the equity method.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Investments accounted for using the equity method:

Under the equity method, the investment in the joint venture is presented at cost with the addition of post-acquisition changes in the Group's share of net assets, including other comprehensive income of the joint venture. Profits and losses resulting from transactions between the Group and the joint venture are eliminated to the extent of the interest in the joint venture.

The financial statements of the Company and of the joint venture are prepared as of the same dates and periods. The accounting policies applied in the financial statements of the joint venture are uniform and consistent with the policies applied in the financial statements of the Group.

f.	Functional currency, presentation currency and foreign currency:

1.	Functional currency and presentation currency:

The presentation currency of the financial statements is the U.S. dollar.

The Group determines the functional currency of each Group entity and this currency is used to separately measure each Group entity's financial position and operating results.

When an investee's functional currency differs from the Company's functional currency, that investee represents a foreign operation whose financial statements are translated into the Company's functional currency so that they can be included in the consolidated financial statements.

Assets and liabilities are translated at the closing rate at the end of each reporting period. Profit or loss items are translated at average exchange rates for all the relevant periods. All resulting translation differences are recognized in other comprehensive income (loss) .

Upon the full or partial disposal of a foreign operation resulting in loss of control in the foreign operation, the cumulative gain (loss) from the foreign operation which had been recognized in other comprehensive income is transferred to profit or loss. Upon the partial disposal of a foreign operation which results in the retention of control in the subsidiary, the relative portion of the cumulative amount recognized in other comprehensive income is reattributed to non-controlling interests.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or recorded in equity in hedges, are recognized in profit or loss. Non-monetary assets and liabilities measured at cost in foreign currency are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

g.	Cash and cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of acquisition or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Group's cash management.

h.	Restricted cash:

Restricted cash is invested in liquid bank deposits (less than 1 year). This cash is used to secure the Chamber of Commerce.

i.	Allowance for doubtful accounts:

The allowance for doubtful accounts is determined in respect of specific debts whose collection, in the opinion of the Company's management, is doubtful. Impaired debts are derecognized when they are assessed as uncollectible.

j.	Inventory:

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The Company periodically evaluates the condition and age of inventories and makes provisions for slow moving inventories accordingly.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Cost of inventories is determined as follows:

Raw materials - using the weighted average cost method.

Work in progress and finished goods - on the basis of average costs including materials, labor and other direct manufacturing costs.

k.	The operating cycle:

The Group's operating cycle is up to one year.

l.	Financial Instruments:

1.	Financial assets:

Financial assets within the scope of IAS 39 are initially recognized at fair value plus directly attributable transaction costs, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

After initial recognition, the accounting treatment of financial assets is based on their classification as follows:

a)	Financial assets at fair value through profit or loss:

This category includes financial assets held for trading.

Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

b)	Loans and receivables:

Loans and receivables are investments with fixed or determinable payments that are not quoted in an active market. After initial recognition, loans are measured based on their terms at amortized cost less directly attributable transaction costs using the effective interest method and less any impairment losses. Short-term borrowings are measured based on their terms, normally at face value.

2.	Financial liabilities:

Financial liabilities within the scope of IAS 39 are classified as either financial liabilities at fair value through profit or loss, loans at amortized cost or derivatives designated as effective hedging instruments. The Group determines the classification of the liability on the date of initial recognition. All liabilities are initially recognized at fair value. Loans and other liabilities measured at amortized cost are presented net of directly attributable transaction costs.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

After initial recognition, the accounting treatment of financial liabilities is based on their classification as follows:

a)	Financial liabilities at amortized cost:

After initial recognition, loans, including debentures, are measured based on their terms at amortized cost less directly attributable transaction costs using the effective interest method. The amortization of the effective interest is recognized in profit or loss.

b)	Financial liabilities at fair value through profit or loss:

Financial liabilities at fair value through profit or loss include financial liabilities classified as held for trading.

Financial liabilities are classified as held for trading if they are acquired for the purpose of sale in the near term. Gains or losses on liabilities held for trading are recognized in profit or loss.

Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

The Group assesses the existence of an embedded derivative and whether it is required to be separated from a host contract when the Group first becomes party to the contract. Reassessment of the need to separate an embedded derivative only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

3.	Derecognition of financial instruments:

a)	Financial assets:

A financial asset is derecognized when the contractual rights to the cash flows from the financial asset expire or the Company has transferred its contractual rights to receive cash flows from the financial asset or assumes an obligation to pay the cash flows in full without material delay to a third party and has transferred substantially all the risks and rewards of the asset, or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

b)	Financial liabilities:

A financial liability is derecognized when it is extinguished, that is when the obligation is discharged or cancelled or expires. A financial liability is extinguished when the debtor (the Group) discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Derivative financial instruments designated as hedges:

The Group enters into contracts for derivative financial instruments such as forward currency contracts and call and put options to hedge cash flow risks associated with foreign exchange rates.

Any gains or losses arising from changes in the fair values of derivatives that do not qualify for hedge accounting are recorded immediately in profit or loss.

Cash flow hedges which meet the criteria for hedge accounting are accounted for as follows:

The effective portion of the gain or loss on the hedging instrument is recognized in other comprehensive income (loss), while any ineffective portion is recognized immediately in profit or loss.

Amounts recognized as other comprehensive income (loss) are reclassified to profit or loss when the hedged transaction affects profit or loss, such as when the hedged income or expense is recognized or when a forecasted sale occurs. Where the hedged item is a non-financial asset or non-financial liability, their cost also includes the gain (loss) from the hedging instrument.

If the forecast transaction or firm commitment is no longer expected to occur, amounts previously recognized in other comprehensive income (loss) are reclassified to profit or loss. If the hedging instrument expires or is sold, terminated or exercised, or if its designation as a hedge is revoked, amounts previously recognized in other comprehensive income (loss) remain in other comprehensive income (loss) until the forecast transaction or firm commitment occurs.

n.    Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement is based on the assumption that the transaction will take place in the asset's or the liability's principal market, or in the absence of a principal market, in the most advantageous market.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

o.	Leases:

The criteria for classifying leases as finance or operating leases depend on the substance of the agreements and are made at the inception of the lease in accordance with the following principles as set out in IAS 17.

The Group as lessee - operating lease:

Lease agreements are classified as an operating lease if they do not transfer substantially all the risks and benefits incidental to ownership of the leased asset. Lease payments are recognized as an expense in profit or loss on a straight-line basis over the lease term.

The Group as lessor - operating lease:

The Group leases equipment as part of its sales. Lease agreements where the Group does not transfer substantially all the risks and benefits incidental to ownership of the leased asset are classified as operating leases. Rental income is recognized in profit or loss on a straight-line basis over the lease term.

p.	Property, plant and equipment:

Property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that are used in connection with plant and equipment.

The cost of self-constructed assets includes the cost of materials, direct labor and borrowing costs as well as any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

	%	Mainly %

Motor vehicles	15	15
Office equipment and furniture	6 - 15	7
Computers and peripheral equipment	20 - 33	33
Leasehold improvements	see below	10

Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the expected life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate.

Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized. An asset is derecognized on disposal or when no further economic benefits are expected from its use. The gain or loss arising from the derecognition of the asset (determined as the difference between the net disposal proceeds and the carrying amount in the financial statements) is included in profit or loss when the asset is derecognized.

q.	Intangible assets:

Intangible assets acquired in a business combination are measured at fair value at the acquisition date. After initial recognition, intangible assets are carried at their cost less any accumulated amortization and any accumulated impairment losses.

Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively as changes in accounting estimates. The amortization of intangible assets with finite useful lives is recognized in profit or loss.

The useful life of the intangible assets is as follows:

Years

Computer software	5
Technology	4
Customer list	4

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

r.	Impairment of non-financial assets:

The Company evaluates the need to record an impairment of the carrying amount of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years, and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

The following criteria are also applied in assessing impairment of specific assets:

Goodwill:

The Company reviews goodwill for impairment once a year as of December 31 or more frequently if events or changes in circumstances indicate that there is an impairment.

Goodwill is tested for impairment by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units) to which the goodwill has been allocated. An impairment loss is recognized if the recoverable amount of the cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is less than the carrying amount of the cash-generating unit (or group of cash-generating units). Any impairment loss is allocated first to goodwill. Impairment losses recognized for goodwill cannot be reversed in subsequent periods.

Investment in joint ventures:

After application of the equity method, the Company determines whether it is necessary to recognize any additional impairment loss with respect to the investment in joint ventures. The Company determines at reporting date whether there is objective evidence that the carrying amount of the investment in the associate or the joint venture is impaired. The test of impairment is carried out with reference to the entire investment, including the goodwill attributed to the associate or the joint venture.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

s.	Government grants:

Government grants are recognized when there is reasonable assurance that the grants will be received and the Company will comply with the attached conditions.

Government grants received from the Office of the Chief Scientist in Israel ("OCI") are recognized upon receipt as a liability if future economic benefits are expected from the project that will result in royalty-bearing sales.

A liability for the loan is first measured at fair value using a discount rate that reflects a market rate of interest. The difference between the amount of the grant received and the fair value of the liability is accounted for as a government grant and recognized as a reduction of related expenses. After initial recognition, the liability is measured at amortized cost using the effective interest method. Royalty payments are treated as a reduction of the liability. If no economic benefits are expected from the research activity, the grant receipts are recognized as a reduction of the related expenses. In that event, the royalty obligation is treated as a contingent liability in accordance with IAS 37.

At the end of each reporting period, the Company evaluates whether there is reasonable assurance that the liability recognized, in whole or in part, will not be repaid (since the Company will not be required to pay royalties) based on the best estimate of future sales and using the original effective interest method, and if so, the appropriate amount of the liability is derecognized against a corresponding reduction in related expenses.

t.	Taxes on income:

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

1.	Current taxes:

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the end of reporting period as well as adjustments required in connection with the tax liability in respect of previous years.

2.	Deferred taxes:

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes.

Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Temporary differences for which deferred tax assets had not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

Taxes that would apply in the event of the disposal of investments in investees have not been taken into account in computing deferred taxes, as long as the disposal of the investments in investees is not probable in the foreseeable future. Also, deferred taxes that would apply in the event of distribution of earnings by investees as dividends have not been taken into account in computing deferred taxes, since the distribution of dividends does not involve an additional tax liability or since it is the Company's policy not to initiate distribution of dividends from a subsidiary that would trigger an additional tax liability.

Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

u.	Share-based payment transactions:

The Company's employees are entitled to remuneration in the form of equity-settled share-based payment transactions.

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model. See additional details in Note 21.

The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period which the performance are to be satisfied, ending on the date on which the relevant employees become fully entitled to the award ("the vesting period"). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The expense or income recognized in profit or loss represents the change between the cumulative expense recognized at the end of the reporting period and the cumulative expense recognized at the end of the previous reporting period. No expense is recognized for awards that do not ultimately vest.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

v.	Employee benefit liabilities:

The Company has several employee benefit plans:

1.	Short-term employee benefits:

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.	Post-employment benefits:

The plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans.

The Company has defined contribution plans in Israel pursuant to section 14 to the Severance Pay Law under which the Company pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed concurrently with performance of the employee's services.

The Company also operates a defined benefit plan in Israel in respect of severance pay pursuant to the Severance Pay Law. According to the Law, employees are entitled to severance pay upon dismissal or retirement. The liability for termination of employment is measured using the projected unit credit method. The actuarial assumptions include expected salary increases and rates of employee turnover based on the estimated timing of payment. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to yields on corporate bonds with a term that is consistent with the estimated term of the severance pay obligation.

In respect of its severance pay obligation to certain of its employees, the Company makes current deposits in pension funds and insurance companies ("the plan assets"). Plan assets comprise assets held by a long-term employee benefit fund or qualifying insurance policies. Plan assets are not available to the Company's own creditors and cannot be returned directly to the Company.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The liability for employee benefits shown in the statement of financial position reflects the present value of the defined benefit obligation less the fair value of the plan assets.

Remeasurements of the net liability are recognized in other comprehensive income in the period in which they occur.

w.	Earnings (loss) per share:

Earnings per share are calculated by dividing the net income attributable to equity holders of the Company by the weighted number of Ordinary shares outstanding during the period. Potential Ordinary shares are only included in the computation of diluted earnings per share when their conversion decreases earnings per share or increases loss per share from continuing operations. Potential Ordinary shares that are converted during the period are included in diluted earnings per share only until the conversion date and from that date in basic earnings per share.

x.	Provisions:

A provision in accordance with IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Following are the types of provisions included in the financial statements:

Warranty:

The Group recognizes a provision for warranty in respect of products sold to customers. The warranty is limited to predefined technical malfunctions and does not include a warranty that covers damages caused by the customer.

Legal claims:

A provision for claims is recognized when the Group has a present legal or constructive obligation as a result of a past event, it is more likely than not that an outflow of resources embodying economic benefits will be required by the Group to settle the obligation and a reliable estimate can be made of the amount of the obligation.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

y.	Revenue recognition:

Revenues are recognized in profit or loss when the revenues can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Revenues are measured at the fair value of the consideration received less any trade discounts, volume rebates and returns.

Following are the specific revenue recognition criteria which must be met before revenue is recognized:

Revenues from sales:

Comprised of revenues from sales of goods and revenues from royalties (revenues sharing):

Revenues from the sale of goods are recognized when all the significant risks and rewards of ownership of the goods have passed to the buyer and the seller no longer retains continuing managerial involvement. The delivery date is usually the date on which ownership passes.

Revenues from royalties (revenues sharing) is recognized as they accrue in accordance with the terms of the agreement.

Revenues from the rendering of services

Comprised of revenues from the rendering of services and from rental income from operating lease:

Revenues from the rendering of services, which usually include training and installation, are recognized by reference to the stage of completion at the end of the reporting period.

The stage of completion is measured based on the proportion of actual labor hours incurred to the estimated total labor hours for the entire contract. Where the contract outcome cannot be measured reliably, revenue is recognized only to the extent that the expenses incurred are recoverable. When significant acceptance provisions are included in the arrangement, revenue are deferred until the acceptance occurs.

Rental income from operating lease arising from the lease of Company equipment to its customers is recognized on a straight-line basis over the lease term. Scheduled increases in rental fees over the term of the contract are recognized as income on a straight-line basis over the lease period.

Interest income:

Interest income on financial assets is recognized as it accrues using the effective interest method.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Sales agreements with several components:

Income from sales agreements consisting of several components such as goods and service, is divided into separate accounting units and recognized separately with respect to each accounting unit. Revenue from the different accounting units is recognized when the terms for revenue recognition have been met with respect to the components included in the same accounting unit.

Deferred revenues:

Payments received from customers, which do not meet one or more of the criteria for revenue recognition, are carried to deferred revenues.

z.	Research and development costs:

Research and development costs are expensed as incurred.

NOTE 3:-	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUPMTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

In the process of applying the significant accounting policies, the Group has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

a.	Judgments:

-	Determining the fair value of non-controlling interests:

In a business combination, when the Group elects to measure non-controlling interests at fair value, the Group determines the fair value based on a valuation technique.

-	Determining the fair value of share-based payment transactions:

The fair value of share-based payment transactions is determined using an acceptable option-pricing model. The model includes data as to the share price and exercise price, and assumptions regarding expected volatility, expected life, expected dividend and risk-free interest rate.

b.	Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

NOTE 3:-	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUPMTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (Cont.)

The key assumptions made in the financial statements concerning uncertainties at the end of the reporting period and the critical estimates computed by the Group that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

-	Government grants:

Government grants received from the Office of the Chief Scientist at the Ministry of Industry, Trade and Labor are recognized as a liability if future economic benefits are expected from the research and development activity that will result in royalty-bearing sales. There is uncertainty regarding the estimated future cash flows and the estimated discount rate used to measure the amount of the liability. For further information, see Note 15.

-	Legal claims:

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal counsel's best professional judgment, taking into account the stage of proceedings and legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

-	Impairment of goodwill:

The Group reviews goodwill for impairment at least once a year. This requires management to make an estimate of the projected future cash flows from the continuing use of the cash-generating unit (or a group of cash-generating units) to which the goodwill is allocated and also to choose a suitable discount rate for those cash flows.

-	Deferred tax assets:

Deferred tax assets are recognized for unused carryforward tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

-	Pension and other post-employment benefits:

The liability in respect of post-employment defined benefit plans is determined using actuarial valuations. The actuarial valuation involves making assumptions about, among others, discount rates, expected rates of return on assets, future salary increases and mortality rates. The carrying amount of the liability may be significantly affected by changes in such estimates.

NOTE 4:-	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION

Following are the standards issued but not yet effective that could have a potential impact on the Group's consolidated financial statements:

a.	IFRS 15, "Revenue from Contracts with Customers":

In May 2014, the IASB issued IFRS 15 ("IFRS 15").

IFRS 15 replaces IAS 18, "Revenue", IAS 11, "Construction Contracts", IFRIC 13, "Customer Loyalty Programs", IFRIC 15, "Agreements for the Construction of Real Estate", IFRIC 18, "Transfers of Assets from Customers" and SIC-31, "Revenue - Barter Transactions Involving Advertising Services".

The IFRS 15 introduces a five-step model that will apply to revenue earned from contracts with customers:

Step 1: Identify the contract with a customer, including reference to contract combination and accounting for contract modifications.

Step 2: Identify the separate performance obligations in the contract

Step 3: Determine the transaction price, including reference to variable consideration, financing components that are significant to the contract, non-cash consideration and any consideration payable to the customer.

Step 4: Allocate the transaction price to the separate performance obligations on a relative stand-alone selling price basis using observable information, if it is available, or using estimates and assessments.

Step 5: Recognize revenue when the entity satisfies a performance obligation over time or at a point in time.

IFRS 15 is to be applied retrospectively for annual periods beginning on or after January 1, 2017. Early adoption is permitted. IFRS 15 allows an entity to choose to apply a modified retrospective approach, according to which IFRS 15 will only be applied in the current period presented to existing contracts at the date of initial application. No restatement of the comparative periods will be required as long as the disclosures regarding prior periods required by IFRS 15 are included.

The Company is evaluating the possible impact of IFRS 15 but is presently unable to assess its effect, if any, on the financial statements.

NOTE 4:-	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

b.	IFRS 9, "Financial Instruments":

In July 2014, the IASB issued the final and complete version of IFRS 9, "Financial Instruments" ("IFRS 9"), which replaces IAS 39, " Financial Instruments: Recognition and Measurement". IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.

IFRS 9 also prescribes new hedge accounting requirements.

IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company is evaluating the possible impact of IFRS 9 but is presently unable to assess its effect, if any, on the financial statements.

NOTE 5:-	BUSINESS COMBINATIONS

On July 29, 2011 the Company completed the acquisition of 75.41% of the outstanding shares of Integrated Broadcast Information Systems Ltd. ("IBIS"), for a total consideration of $ 2,228 (of which $ 1,982 were invested in IBIS). IBIS is registered in the United Kingdom and is a provider of MAM applications for TV networks worldwide. During August 2011, the Company closed the acquisition of IBIS and its financial statements were consolidated with those of the Company.

The goodwill arising on acquisition is attributed to the expected benefits from the synergies of the combination of the activities of the Company and the acquiree.

Increased interest in the acquired company:

Since pursuant to the acquisition agreement, the existing shareholders of IBIS (holding 24.59%) will be eligible for shares in IBIS provided they continue to work at IBIS for a period of 24 months from the acquisition date and if IBIS' shareholders fail to meet the above condition, the Company has the right to acquire the shares of those shareholders without consideration, the Company recorded compensation costs with respect to IBIS' existing shareholder over the 24 month period with a corresponding increase in non-controlling interests.

As of the acquisition date, the existing shareholders of IBIS also held fully vested options. However, as stated above, also with respect to the said options, the existing shareholders of IBIS shall be eligible for options in IBIS provided they continue to work at IBIS for a period of 24 months from the date of acquisition. As such, the Company recorded a non-controlling interest in the amount of $ 190, which represent the proportionate share of the service provided by the existing shareholders prior to the acquisition, while the remaining amount was recorded as compensation costs with respect to IBIS' existing shareholders during the 24 month period with a corresponding increase in non-controlling interests. The 24 month period ended in July 2013. therefore losses of IBIS has been allocated to non-controlling interests for the period from the date of acquisition until July 2013 in an amount of $ 380. In addition, from July 2013 the non-controlling interests received its share of losses of IBIS.

NOTE 5:-	BUSINESS COMBINATIONS (Cont.)

As part of the acquisition agreement, the existing shareholders of IBIS granted the Company an option to purchase their remaining shares in three tranches, the first tranche 22 months after the acquisition date and the last tranche 46 months after acquisition date. If such option is not fully exercised within 54 months from the date of completion of the transaction, the option will expire.

In the event the Company's option expires (and the Company's option is not fully or partially exercised within 54 months from the date of completion of the transaction), and under some circumstances as defined in the agreement, the existing shareholders of IBIS shall have the option to buy all the shares owned by the Company.

During 2013, following the termination of employment of one of the IBIS shareholders in this period of 24 months above, the Company acquired its shares without consideration which resulted in the increase of the Company's holding in the outstanding shares of IBIS to 80%.

During 2013 the Company exercised the option specified above and purchased 33.33% of the shares of the existing shareholders of IBIS, representing 7% of the total outstanding shares the existing shareholders of IBIS held, which resulted the Company's holding in the outstanding shares of IBIS increasing further to 87%.

NOTE 6:-	CASH AND CASH EQUIVALENTS

All the cash and cash equivalents is cash for immediate withdrawal.

NOTE 7:-	TRADE RECEIVABLES, NET

	December 31,
	2014	2013

Open accounts	10,000	9,539
Checks receivable	-	18
Less - allowance for doubtful accounts	(646)	(453)

Trade receivables, net	9,354	9,104

Impaired debts are accounted for through recording an allowance for doubtful accounts.

Below is an ageing analysis of past due but not impaired trade receivables:

	Trade
	receivables	Trade receivables past due with collection in arrears of
	not yet past due	Up to 90 days	90-180 days	180-270 days	Above 270 days	Total

December 31, 2014	5,467	2,310	945	244	388	9,354

December 31, 2013	6,334	1,408	943	179	240	9,104

NOTE 8:-	OTHER ACCOUNTS RECEIVABLE

	December 31,
	2014	2013

Government authorities	399	322
Prepaid expenses	574	445
Financial derivative	-	136
Other accounts receivable	179	168

	1,152	1,071

NOTE 9:-	INVENTORIES

	December 31,
	2014	2013

Raw materials	965	758
Work in progress and finished goods	2,900	2,970

	3,865	3,548

In the years ended December 31, 2014 and 2013, the impairment of inventories recognized in cost of sales amounted to $76 and $0, respectively.

NOTE 10:-	PROPERTY, PLANT AND EQUIPMENT

Composition and movement:

2014

	Computers and peripheral equipment	Vehicles	Furniture and office equipment	Leasehold improvements	Total
Cost:

Balance as of January 1, 2014	4,783	125	479	2,678	8,065
Additions during the year	472	-	63	32	567
Disposals during the year	(30)	(54)	-	-	(84)

Balance as of December 31, 2014	5,225	71	542	2,710	8,548

Accumulated depreciation:

Balance as of January 1, 2014	3,851	79	312	2,283	6,525
Additions during the year	611	3	41	57	712
Disposals during the year	(20)	(19)	-	-	(39)

Balance as of December 31, 2014	4,442	63	353	2,340	7,198

Depreciated cost as of December 31, 2014	783	8	189	370	1,350

NOTE 10:-	PROPERTY, PLANT AND EQUIPMENT (Cont.)

2013

	Computers and peripheral equipment	Vehicles	Furniture and office equipment	Leasehold improvements	Total
Cost:

Balance as of January 1, 2013	4,453	125	463	2,624	7,665
Additions during the year	314	-	16	54	384
Adjustments arising from translating financial statements of foreign operations	20	-	-	-	20
Disposals during the year	(4)	-	-	-	(4)

Balance as of December 31, 2013	4,783	125	479	2,678	8,065

Accumulated depreciation:

Balance as of January 1, 2013	3,262	64	278	2,218	5,822
Additions during the year	573	15	34	65	687
Adjustments arising from translating financial statements of foreign operations	19	-	-	-	19
Disposals during the year	(3)	-	-	-	(3)

Balance as of December 31, 2013	3,851	79	312	2,283	6,525

Depreciated cost as of December 31, 2013	932	46	167	395	1,540

In the years ended December 31, 2014, 2013 and 2012 no impairment of property, plant and equipment was recognized.

NOTE 11:-	LONG-TERM INVESTMENTS

Long term investments balance includes an amount of $ 99 representing an investment in a joint venture established in China for the promotion and sales of the Company’s products, accounting for 27% of its registered capital. The Company has an option to purchase the other investor’s interest for a period ending July 2017. Due to various legal and economic conditions, the right to exercise this option by the Company is not presently considered substantive.

NOTE 12: -	GOODWILL AND INTANGIBLE ASSETS

Computer programs were acquired during previous years and current year. Technology, customer list and goodwill were acquired as part of a business combination (see Note 5).
Composition and movement:

2014

	Computer programs	Technology	Customer list	Goodwill	Total
Cost

Balance as of January 1, 2014	704	333	127	1,356	2,520
Additions during the year	164	-	-	-	164

Balance as of December 31, 2014	868	333	127	1,356	2,684

Accumulated amortization

Balance at January 1, 2014	578	201	77	-	856
Amortization recognized during the year	65	83	31	-	179

Balance as of December 31, 2014	643	284	108	-	1,035

Net balance

Balance as of December 31, 2014	225	49	19	1,356	1,649

2013

	Computer programs	Technology	Customer list	Goodwill	Total
Cost

Balance as of January 1, 2013	526	332	125	1,346	2,329
Additions during the year	178	-	-	-	178
Adjustments arising from translating financial statements of foreign operations	-	1	2	10	13

Balance as of December 31, 2013	704	333	127	1,356	2,520

Accumulated amortization

Balance as of January 1, 2013	488	118	44	-	650
Amortization recognized during the year	90	82	32	-	204
Adjustments arising from translating financial statements of foreign operations	-	1	1	-	2

Balance as of December 31, 2013	578	201	77	-	856

Net balance

Balance as of December 31, 2013	126	132	50	1,356	1,664

NOTE 12:-	GOODWILL AND INTANGIBLE ASSETS (Cont.)

Testing impairment of goodwill arising from the acquisition of IBIS:

For determining the recoverable amounts of IBIS as of December 31, 2014, the Company's management used the value in use, which is calculated by an independent valuation using the estimated future cash flows expected to be generated from this cash-generating unit, as determined in the budget for the next five years (and additional residual year). The pre-tax discount rate which was used to discount the cash flow is 19%. The projected cash flow for a period exceeding five years was estimated using a permanent growth rate of 3%. This growth rate is determined based on the Company’s long-term growth expectations and market expectations regarding future inflation.

After testing goodwill for impairment as aforesaid, no impairment loss was recorded in respect of goodwill.

Amortization expenses of intangible assets are classified in profit or loss as follows:

	Year ended December 31,
	2014	2013	2012

Cost of sales and rendering of services	107	99	106
Research and development expenses	5	-	-
Selling and marketing expenses	35	32	31
General and administrative expenses	32	73	84

	179	204	221

NOTE 13:-	OTHER ACCOUNTS PAYABLE

	December 31,
	2014	2013

Advances from customers	800	449
Financial derivative	293	111
Accrued expenses	1,119	528
Employees and payroll accruals	978	1,111
Government authorities	227	201
Accrued vacation	1,042	1,113
Accrual for commissions to employees and distributors	1,877	1,579
Provision for warranty	308	219
Liability to the Chief Scientist	1,399	1,279
Other accounts payable	91	54

	8,134	6,644

NOTE 14:-	FINANCIAL INSTRUMENTS

a.	Classification of financial assets and liabilities

The financial assets and financial liabilities in the statement of financial position are classified by groups of financial instruments pursuant to IAS 39:

	December 31,
	2014	2013
Financial assets:

Financial assets at fair value:
Hedging financial derivatives	-	113
Non-hedging financial derivatives	-	23

	-	136

Loans and receivables *)	13,444	12,763

Financial liabilities:

Financial liabilities at fair value:
Hedging financial derivatives	269	38
Non-hedging financial derivatives	24	73

	293	111

Financial liabilities measured at amortized cost	1,488	1,497

	1,781	1,608

Trade payables and other accounts payable	7,014	6,745

*)
Trade receivables do not include an allowance for doubtful debts and balances in respect of deferred revenues, which are deducted from trade balances in the statement of financial position in the amount of $ 3,556 as of December 31, 2014 and $ 3,117 as of December 31, 2013.

b.	Financial risk factors:

The Group's activities expose it to various financial risks such as market risk (foreign exchange risk, Israeli CPI risk and interest rate risk), credit risk and liquidity risk. The Group utilizes derivatives in order to hedge certain exposures to risks.

NOTE 14:-	FINANCIAL INSTRUMENTS (Cont.)

1.	Market risks:

a)	Foreign exchange risk:

The Group operates in number of countries and is exposed to foreign exchange risk resulting from the exposure to different currencies, mainly the Euro and the NIS. Foreign exchange risk arises on forward commercial transactions, recognized assets and liabilities that are denominated in a foreign currency other than the functional currency.

b)	Interest rate risk:

The Group is exposed to the risk of changes in the LIBOR interest rate, as a result of commitment to pay royalties to the Chief Scientist at the Ministry of Industry, Trade and Labor, for financial support provided to the Company's R&D operations as well as in respect of the valuation of financial derivatives.

c)	Israeli CPI risk:

The Company has a long-term lease agreement, where the monthly rent is linked to the Israeli Consumer Price Index.

2.	Credit risk:

Credit risk may arise from the exposure of holding several financial instruments with a single entity or from entering into transactions with several groups of debtors with similar economic characteristics whose ability to discharge their obligations will be similarly affected by changes in economic or other conditions.

The Company regularly monitors the credit extended to its customers and their general financial condition but does not require collateral as security for these receivables. The Company provides an allowance for doubtful accounts based on the factors that affect the credit risk of certain customers, past experience and other information.

The Group maintains cash and cash equivalents and other financial instruments in various financial institutions. These financial institutions are located in different geographical areas around the world. The Company's policy is to diversify its investments among the various institutions. According to the Company's policy, the relative credit stability of the various financial institutions is evaluated on a regular basis.

As of December 31, 2014, cash and cash equivalents totaled $ 10,390 (December 31, 2013 - $ 5,738). In management's opinion, all deposits are invested with high quality financial corporations.

NOTE 14:-	FINANCIAL INSTRUMENTS (Cont.)

Other collateral and credit enhancements:

As of December 31, 2014, credit provided by the Company to its customers in the amount of $ 3,548 is partially secured with collateral provided to these customers by third parties.

3.	Liquidity risk:

The table below summarizes the maturity profile of the Group's financial liabilities based on contractual undiscounted payments (including interest payments, insofar as relevant):

December 31, 2014

	Up to 1 year	1 - 2 years	Total

Trade payables	1,599	-	1,599
Other accounts payable	5,415	-	5,415
Hedging financial derivatives	269	-	269
Non - hedging financial derivatives	24	-	24
Liability to the Chief Scientist	1,406	180	1,586

	8,713	180	8,893

December 31, 2013

	Up to 1 year	1 - 2 years	2 - 3 years	3 - 4 years	Total

Trade payables	2,141	-	-	-	2,141
Other accounts payable	4,604	-	-	-	4,604
Hedging financial derivatives	38	-	-	-	38
Non - hedging financial derivatives	73	-	-	-	73
Liability to the Chief Scientist	1,288	120	120	60	1,588

	8,144	120	120	60	8,444

c.	Fair value:

The carrying balance of cash and cash equivalents, trade receivable, other accounts receivable, trade payable and other accounts payable approximate their fair value. The liability to the Chief Scientist is measured at amortized cost which approximates its fair value, based on the present value of cash flows using a 16% discount rate, which is customary for debts with similar characteristics.

NOTE 14:-	FINANCIAL INSTRUMENTS (Cont.)

d.	Classification of financial instruments by fair value hierarchy:

Financial assets measured at fair value:

	Level 2
	December 31,
	2014	2013

Hedging financial derivatives	-	113
Non-hedging financial derivatives	-	23

	-	136

Financial liabilities measured at fair value

	December 31,
	2014	2013

Hedging financial derivatives	269	38
Non-hedging financial derivatives	24	73

	293	111

e.	Derivatives and hedging:

Cash flow hedges:

As of December 31, 2014 the Company held foreign currency options designated as hedges of expected future wage expenses in NIS and Zloty, and as of December 31, 2013 the Company held forward foreign currency contracts and options designated as hedges of expected future sales in Euro and future wage expenses in NIS and Zloty, which the Company has highly probable forecasted transactions.

	December 31, 2014		December 31, 2013
	Asset	Liability	Asset	Liability

Fair value of forward foreign currency contracts	-	-	-	38
Fair value of options	-	269	113	-

	-	269	113	38

NOTE 14:-	FINANCIAL INSTRUMENTS (Cont.)

f.	Sensitivity tests relating to changes in market factors:

	December 31,
	2014	2013
Sensitivity tests for changes in the $/NIS exchange rate:
Gain (loss) from the change:
10% increase	(94)	(99)
10% decrease	94	99

Sensitivity tests for changes in the $/EUR exchange rate:
Gain (loss) from the change:
10% increase	808	672
10% decrease	(808)	(672)

	Sensitivity test for changes in the $/NIS exchange rate
	5% rate increase	5% rate decrease	5% rate increase	5% rate decrease
	December 31, 2014		December 31, 2013
Effect on equity of hedging financial derivatives:
$/NIS call options	(202)	151	(9)	1
$/NIS put options	(25)	78	(42)	60

Effect on Profit (loss) of non-hedging financial derivatives:
Forward options for the sale of $/NIS	(11)	11	(13)	13

Net exposure	(238)	240	(64)	74

	Sensitivity test for changes in the $/EUR exchange rate
	5% rate increase	5% rate decrease	5% rate increase	5% rate decrease
	December 31, 2014		December 31, 2013

Forward options for the sale of $/EUR	-	-	(74)	74

Effect on Profit (loss) of non-hedging financial derivatives:
Forward options for the sale of $/EUR	-	-	(132)	132

Net exposure	-	-	(206)	206

NOTE 14:-	FINANCIAL INSTRUMENTS (Cont.)

	Sensitivity test for changes in the $/Zloty exchange rate
	5% rate increase	5% rate decrease	5% rate increase	5% rate decrease
	December 31, 2014		December 31, 2013
Effect on equity of hedging financial derivatives:
$/Zloty call options	(41)	36	(5)	2
$/Zloty put options	(5)	13	(28)	38

Effect on Profit (loss) of non-hedging financial derivatives:
Forward options for the sale of $/Zloty	(9)	9	-	-

Net exposure	(55)	58	(33)	40

Sensitivity tests and main assumptions:

The selected changes in the relevant risk variables were determined based on management's estimate as to reasonable possible changes in these risk variables.

The Company has performed sensitivity tests of principal market risk factors that are liable to affect its reported operating results or financial position. The sensitivity tests present the profit or loss and/or change in equity (before tax) in respect of each financial instrument for the relevant risk variable chosen for that instrument as of each reporting date. The test of risk factors was determined based on the materiality of the exposure of the operating results or financial condition of each risk with reference to the functional currency and assuming that all the other variables are constant. The sensitivity test to the Israeli CPI risk and to the interest rate risk is not material.

Sensitivity tests for options were conducted using the Black & Scholes pricing model. As of December 31, 2014, the standard deviation for the dollar/NIS exchange rate was 8.1% - 14.5% and standard deviation for the dollar/Zloty exchange rate was 12% - 17.7%. As of December 31, 2013 the standard deviation for the dollar/NIS exchange rate was 9.2% - 13.6% and dollar/Zloty exchange rate was 14%-26%.

g.	Linkage terms for financial assets and liabilities groups of financial instruments pursuant to IAS 39:

1.	Linkage terms for financial assets:

December 31, 2014

		In or linked to foreign currency
	Unlinked	Euro	NIS	Other	Total

Cash and cash equivalents	6,875	2,300	812	403	10,390
Restricted cash	-	-	38	-	38
Trade receivables *)	6,355	6,358	182	15	12,910
Other accounts receivable	65	45	55	369	534

	13,295	8,703	1,087	787	23,872

NOTE 14:-	FINANCIAL INSTRUMENTS (Cont.)

December 31, 2013

		In or linked to foreign currency
	Unlinked	Euro	NIS	Other	Total

Cash and cash equivalents	2,603	1,751	849	535	5,738
Restricted cash	-	-	38	-	38
Trade receivables *)	6,023	5,926	258	14	12,221
Other accounts receivable	71	44	34	18	167
Hedging financial derivatives	-	-	62	51	113
Non-hedging financial derivatives	-	-	23	-	23

	8,697	7,721	1,264	618	18,300

*)
Trade receivables do not include an allowance for doubtful debts and balances in respect of deferred revenues, which are deducted from trade balances in the statement of financial position in the amount of $ 3,556 as of December 31, 2014 and $ 3,117 as of December 31, 2013.

2.    Linkage terms for financial liabilities:

December 31, 2014

		In or linked to foreign currency
	Unlinked	Euro	NIS	Other	Total

Trade payables	814	198	494	93	1,599
Other accounts payable	3,315	426	1,334	340	5,415
Liability to the Chief Scientist measured at amortized cost	1,488	-	-	-	1,488
Hedging financial derivatives	-	-	198	71	269
Non-hedging financial derivatives	-	-	(3)	27	24

	5,617	624	2,023	531	8,795

December 31, 2013

		In or linked to foreign currency
	Unlinked	Euro	NIS	Other	Total

Trade payables	907	400	744	90	2,141
Other accounts payable	2,373	485	1,512	345	4,715
Liability to the Chief Scientist measured at amortized cost	1,497	-	-	-	1,497
Hedging financial derivatives	-	38	-	-	38
Non-hedging financial derivatives	-	73	-	-	73

	4,777	996	2,256	435	8,464

NOTE 15:-	LIABILITY TO THE CHIEF SCIENTIST

a.	Composed as follows:

	December 31,
	2014	2013

Balance as of January 1	1,497	1,619
Payments	(58)	(99)
Amounts recognized in the statement of income	49	(23)

Balance as of end of year	1,488	1,497

b.	Presented in the statement of financing position under:

	December 31,
	2014	2013

Current liabilities - other accounts payable	1,399	1,279
Non-current liabilities	89	218

	1,488	1,497

c.	Repayment dates:

December 31
2014

2015	1,406
2016	120
2017	60

Total	1,586
Less - the discount component	(98)

Balance in the financial statements	1,488

d.
In accordance with the Company's agreements with the Chief Scientist in Israel ("the Chief Scientist") regarding its research and development and pursuant to the applicable law in this regard, the Company is required to pay royalties of 3.5% of revenues from products developed with the financing of the Chief Scientist, up to an amount equal to 100% of the Chief Scientist's grants for the Company's R&D, linked to the dollar, including accrued interest at the LIBOR's rate. The Company undertakes to pay back these grants to the state of Israel only if there are sales of product financed by the Chief Scientist.

NOTE 15:-	LIABILITY TO THE CHIEF SCIENTIST (Cont.)

e.	The grants were received until 2001. The total amount received was $ 5,638 while the amount of grants repaid through royalties until December 31, 2014 was $ 4,686.

f.
The discount rate of the liability in respect of Chief Scientist grants is the cost of the Company's debt - 16%, in accordance with the provisions of IAS 20. This discount rate has not changed since 2012.

NOTE 16:-	EMPLOYEE BENEFIT ASSETS AND LIABILITIES

The Plan assets and liabilities, net:

	December 31,
	2014	2013

Defined benefit obligation	3,294	3,811
Fair value of the plan assets	(2,942)	(3,068)

Net defined benefit liability *)	352	743

*)
The balance as of December 31, 2014 and 2013 in the consolidated statement of financial position includes a balance of $ 19 and $ 18, respectively attributed to the retirement plan for employees of the subsidiary in France.

Employee benefits consist of short-term benefits and post-employment benefits.

Post-employment benefits:

According to the labor laws and Severance Pay Law in Israel, the Company is required to pay compensation to an employee upon dismissal or retirement or to make current contributions in defined contribution plans pursuant to section 14 to the Severance Pay Law, as specified below. The Company's liability is accounted for as a post-employment benefit. The computation of the Company's employee benefit liability is made according to the current employment contract based on the employee's salary and employment term which establish the entitlement to receive the compensation.

The post-employment employee benefits are normally financed by contributions classified as defined benefit plans or as defined contribution plans, as detailed below.

NOTE 16:-	EMPLOYEE BENEFIT ASSETS AND LIABILITIES (Cont.)

a.	Defined contribution plans:

Section 14 to the Severance Pay Law, 1963 applies to part of the compensation payments, pursuant to which the fixed contributions paid by the Company into pension funds and/or policies of insurance companies release the Company from any additional liability to employees for whom said contributions were made. These contributions and contributions for benefits represent defined contribution plans.

	Year ended December 31,
	2014	2013	2012

Expenses in respect of defined contribution plans	202	124	133

b.	Defined benefit plan:

The Company accounts for that part of the payment of compensation that is not covered by contributions in defined contribution plans, as above, as a defined benefit plan for which an employee benefit liability is recognized and for which the Company deposits amounts in central severance pay funds and in qualifying insurance policies.

NOTE 16:-	EMPLOYEE BENEFIT ASSETS AND LIABILITIES (Cont.)

1.	Changes in the defined benefit obligation and fair value of plan assets:

2014

	Expenses recognized in profit or loss					Loss (gain) from remeasurement in other comprehensive income
	Balance at January 1, 2014	Current service cost	Net interest expense	Total expense recognized in profit or loss for the period	Payments from the plan	Actuarial loss (gain) arising from changes in demographic assumptions	Actuarial loss (gain) arising from changes in financial assumptions	Actuarial loss (gain) arising from experience adjustments	Total effect on other comprehensive income for the period	Effect of changes in foreign exchange rates	Contributions by employer	Balance at December 31, 2014

Defined benefit obligation	3,793	297	121	418	(191)	(2)	(218)	(103)	(323)	(422)	-	3,275
Fair value of plan assets	(3,068)	-	(85)	(85)	146	(1)	25	(10)	14	348	(297)	(2,942)

Net defined benefit liability	725	297	36	333	(45)	(3)	(193)	(113)	(309)	(74)	(297)	333

2013

	Expenses recognized in profit or loss					Loss (gain) from remeasurement in other comprehensive income
	Balance at January 1, 2013	Current service cost	Net interest expense	Total expense recognized in profit or loss for the period	Payments from the plan	Actuarial loss (gain) arising from changes in demographic assumptions	Actuarial loss (gain) arising from changes in financial assumptions	Actuarial loss (gain) arising from experience adjustments	Total effect on other comprehensive income for the period	Effect of changes in foreign exchange rates	Contributions by employer	Balance at December 31, 2013

Defined benefit obligation	3,300	362	128	490	(365)	7	68	37	112	259	-	3,793
Fair value of plan assets	(2,666)	-	(85)	(85)	251	(1)	(1)	(78)	(80)	(209)	(279)	(3,068)

Net defined benefit liability	634	362	43	405	(114)	6	67	(41)	32	50	(279)	725

NOTE 16:-	EMPLOYEE BENEFIT ASSETS AND LIABILITIES (Cont.)

2.	The principal assumptions underlying the defined benefit plan:

	2014	2013

Discount rate	4.03%	4.5%

Expected rate of salary increase	3.56%	5%

3.	Amount, timing and uncertainty of future cash flows:

Below are reasonably possible changes at the end of the reporting period in each actuarial assumption assuming that all other actuarial assumptions are constant:

Change in defined benefit obligation
December 31, 2014

Sensitivity test for changes in the expected rate of salary increase:

The change as a result of:
Increase of 1 % in salary increase	467
Decrease of 1 % in salary increase	(134)

Sensitivity test for changes in the discount rate of the plan assets and liability:

The change as a result of:
Increase of 1 % in discount rate	(160)
Decrease of 1 % in discount rate	191

4.	The following are expected contributions to the plan in future years:

	2014	2013

Within the next 12 months	282	295
Between 1 and 2 years	288	299
Between 3 and 5 years	876	923
Between 6 and 10 years	1,409	1,630

Total expected payments	2,855	3,147

NOTE 17: - INVESTMENTS IN INVESTEES

Investments in a subsidiary IBIS - implications of changes in ownership interests that do not involve loss of control:

	December 31,
	2014	2013

Change in equity attributable to equity holders of the Company arising from:
Transactions with non-controlling interests (see Note 5)	-	380
Exercise of option to acquire additional share in subsidiary (see Note 5)	-	(30)

NOTE 18:-	TAXES ON INCOME

a.	Tax laws applicable to the Company:

The Law for the Encouragement of Capital Investments, 1959:

According to the Law, the company is entitled to various tax benefits by virtue of the "approved enterprise" and "beneficiary enterprise" status granted to part of it enterprises, as implied by this Law. The principal benefits by virtue of the Law are:

Tax benefits track:

Under this track, the Company is tax exempt in the first two years of the benefit period and subject to tax at the reduced rate of 10%-25% for a period of five to eight years for the remaining benefit period (dependent on the level of foreign investments).

In respect of programs approved prior to the enactment of Amendment No. 60 to the Law, the benefit period starts with the first year the approved enterprise earns taxable income, provided that 12 years have not passed since the enterprise began operating and 14 years have not passed since the approval was granted.

Following the enactment of Amendment No. 60 to the Law, subsequent to April 1, 2005, companies under the tax benefits track are no longer required to obtain a letter of approval from the Investment Center but rather must make a notification of the year of election for the beneficiary enterprise status and are required, among others, to make a minimum qualifying investment. This condition requires an investment in the acquisition of productive assets such as machinery and equipment, which must be carried out within three years. The minimum qualifying investment required for setting up a "new plant" is NIS 300 thousand, linked to the Israeli CPI in accordance with the guidelines of the Israeli tax authorities.

NOTE 18:-	TAXES ON INCOME (Cont.)

As for plant "expansion", the minimum qualifying investment is the higher of NIS 300 thousand, linked to the Israeli CPI as stated above, and an amount equivalent to the "qualifying percentage" of the value of the productive assets. In this context, productive assets that are used by the plant but not owned by it will also be viewed as productive assets.

The income qualifying for tax benefits under the tax benefits track is the taxable income of a company that has met certain conditions as determined by the Law ("a beneficiary company"), and which is derived from an industrial enterprise. The Law specifies the types of qualifying income that is entitled to tax benefits under the tax benefits track both in respect of an industrial enterprise, whereby income from an industrial enterprise includes, among others, revenues from the production and development of software products and revenues from industrial research and development activities performed for a foreign resident (and approved by the Head of the Administration of Industrial Research and Development).

A subsidiary has an "approved program" status under the alternative benefits track and a "beneficiary enterprise" status pursuant to criteria established in the Law under the tax benefits track. Accordingly, income derived from the approved enterprise / beneficiary enterprise is subject to the benefits and conditions, as above.

In respect of plant expansions executed following Amendment No. 60 to the Law, the benefit period starts at the later of the year elected and the first year the Company earns taxable income provided that 12 years have not passed since the beginning of the year of election and for new plants in development area A - 14 years since the beginning of the year of election.

If a dividend is distributed out of tax exempt profits, as above, the Company will become liable for tax at the rate applicable to its profits from the approved enterprise / beneficiary enterprise in the year in which the income was earned, as if it was not under the tax benefits track. The Company's policy is not to distribute such a dividend.

As for programs under the grants track which were approved after April 1, 2005 and beneficiary enterprises in the context of Amendment No. 60 to the Law, the basic condition for receiving the benefits under this track is that the enterprise contributes to the country's economic growth and makes a competitive contribution to the Gross Domestic Product ("a competitive enterprise").

In order for industrial enterprises to comply with this condition, in each tax year during the benefit period, one of the following conditions must be met:

1.
The industrial enterprise's main field of activity is biotechnology or nanotechnology as approved by the Head of the Administration of Industrial Research and Development, prior to the approval of the relevant program.

NOTE 18:-	TAXES ON INCOME (Cont.)

2.
The industrial enterprise's sales revenues in a specific market during the tax year do not exceed 75% of its total sales for that tax year. A "market" is defined as a separate country or customs territory.

3.	At least 25% of the industrial enterprise's overall revenues during the tax year were generated from the enterprise's sales in a specific market with a population of at least 14 million.

As for programs under the grants track, this condition will be evaluated for the part added due to the expansion.

Conditions for the entitlement to the benefits:

The above benefits are conditional upon the fulfillment of the conditions stipulated by the Law, regulations published thereunder and the letters of approval for the investments in the approved enterprises, as above. Non-compliance with the conditions may cancel all or part of the benefits and refund of the amount of the benefits, including interest. The managements believe that the companies are meeting the aforementioned conditions.

The Company has seven investment programs under the Alternative Track. Four programs of the Company have been granted the status of an "Approved Enterprise" and three expansion programs of the Company have been granted the status of a "Beneficiary Enterprise". As of December 31, 2014, the Company has four valid investment programs under the Alternative Track.

Amendment to the Law for the Encouragement of Capital Investments, 1959 (Amendment 68):

In December 2010, the "Knesset" (Israeli Parliament) passed the Law for Economic Policy for 2011 and 2012 (Amended Legislation), 2011 ("the Amendment"), which prescribes, among others, amendments in the Law for the Encouragement of Capital Investments, 1959 ("the Law"). The Amendment became effective as of January 1, 2011. According to the Amendment, the benefit tracks in the Law were modified and a flat tax rate applies to the Company's entire privileged income under its status as a privileged company with a privileged enterprise. Commencing from the 2011 tax year, the Company can elect (without possibility of reversal) to apply the Amendment in a certain tax year and from that year and thereafter, it will be subject to the amended tax rates. The tax rates under the Amendment are: 2011 and 2012 - 15% (in development area A - 10%) and in 2013 - 12.5% (in development area A - 7%).

NOTE 18:-	TAXES ON INCOME (Cont.)

Amendment to the Law for the Encouragement of Capital Investments, 1959 (Amendment 71):

On August 5, 2013, the "Knesset" issued the Law for Changing National Priorities (Legislative Amendments for Achieving Budget Targets for 2013 and 2014), 2013 which consists of Amendment 71 to the Law for the Encouragement of Capital Investments ("the Amendment"). According to the Amendment, the tax rate on preferred income form a preferred enterprise in 2014 and thereafter will be 16% (in development area A - 9%).

The Amendment also prescribes that any dividends distributed to individuals or foreign residents from the preferred enterprise's earnings as above will be subject to tax at a rate of 20%.

The Company has evaluated the effect of the adoption of the Amendment on its financial statements, and as of the date of the approval of the financial statements, the Company believes that it will not apply the Amendment. Accordingly, the Company has not adjusted its deferred tax balances as of December 31, 2014. The Company may change its position in the future.

b.	Tax rates applicable to the Group:

1.	The Israeli corporate tax rate was 25% in 2012 and 2013, and 26.5% in 2014.

On December 5, 2011, the "Knesset" (Israeli parliament) passed the Law for Tax Burden Reform (Legislative Amendments), 2011 ("the Law") which, among others, cancels effective from 2012, the scheduled reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012. In view of this increase in the corporate tax rate to 25%, as above, the real capital gain tax rate and the real betterment tax rate were also increased accordingly.

On August 5, 2013, the "Knesset" issued the Law for Changing National Priorities (Legislative Amendments for Achieving Budget Targets for 2013 and 2014), 2013 ("the Budget Law"), which consists, among others, of fiscal changes whose main aim is to enhance the collection of taxes in those years.

These changes include, among others, increasing the corporate tax rate from 25% to 26.5%, cancelling the reduction in the tax rates applicable to privileged enterprises (9% in development area A and 16% elsewhere) and, in certain cases, increasing the rate of dividend withholding tax within the scope of the Law for the Encouragement of Capital Investments to 20% effective from January 1, 2014. There are also other changes such as taxation of revaluation gains effective from August 1, 2013. The provisions regarding revaluation gains will become effective only after the publication of regulations defining what should be considered as "retained earnings not subject to corporate tax" and regulations that set forth provisions for avoiding double taxation of overseas assets. As of the date of approval of these financial statements, these regulations have not been issued.

NOTE 18:-	TAXES ON INCOME (Cont.)

The deferred tax balances included in the financial statements as of December 31, 2014 are calculated according to the new tax rates that were substantially enacted as of the reporting date and, therefore, comply with the above changes, as applicable to the Company.

2.	The principal tax rates applicable to the subsidiaries whose place of incorporation is outside Israel are: 16.5%-40%.

c.	Final tax assessments:

The Company received final tax assessments up to and including tax year 2010, subject to the powers conferred on the General Manager of the Tax Authority, in accordance with Sections 145, 147 and 152 of the Income Tax Ordinance.

d.	Carryforward losses for tax purposes:

Carryforward capital losses of the Group total approximately $ 7 million as of December 31, 2014. Carryforward operating tax losses of the Group total approximately $ 27 million as of December 31, 2014.

In respect of carryforward business losses deferred tax assets were recognized in the financial statements as of December 31, 2014 in the amount of $ 1,997. No deferred tax assets in the amount of approximately $ 6.3 million were recognized in respect of carryforward business losses as of December 31, 2014, since it is not expected that they will be utilized in the foreseeable future.

e.	Deferred taxes:

The deferred taxes are reflected in the statement of financial position as follows:

	December 31,
	2014	2013

Non-current assets	1,997	1,867

The deferred taxes are computed at the average tax rate of 30% (2013 - 32%) based on the tax rates that are expected to apply upon realization.

NOTE 18:-	TAXES ON INCOME (Cont.)

f.	Income tax benefit (expense) included in statement of income:

	Year ended December 31,
	2014	2013	2012

Deferred taxes	130	(11)	555
Current taxes	(313)	(239)	(6)
Taxes in respect of previous years	-	(37)	5

	(183)	(287)	554

g.	Theoretical tax:

The reconciliation between the tax expense, assuming that all the income and expenses, gains and losses in the statement of income were taxed at the statutory tax rate and the taxes on income recorded in profit or loss is as follows:

	Year ended December 31,
	2014	2013	2012

Income (loss) before taxes on income	3,544	(1,647)	689

Statutory tax rate	26.5%	25%	25%

Tax (tax saving) computed at the statutory tax rate	939	(412)	172
Increase (decrease) in taxes on income resulting from the following factors:
Changes in unrecognized deferred tax assets for tax losses	(631)	765	(886)
Tax adjustment in respect of different tax rates and "Approved Enterprise" status	72	(222)	133
Taxes in respect of prior years	-	37	(5)
Nondeductible expenses and other differences	(197)	114	32
Company's share of income of company accounted for at equity, net	-	5	-

Taxes on income (tax benefit)	183	287	(554)

NOTE 19:-	CONTINGENT LIABILITIES AND COMMITMENTS

a.	Lawsuits

On April 7, 2008 Malam Systems Ltd ("Malam") filed a claim with the Tel Aviv District Court against the Company for a sum of NIS 2,506 thousand. The claim was filed after the Company informed Malam that it was cancelling an agreement dated January 18, 2008, between Malam and the Company for the implementation and deployment of an ERP system ("the Agreement").

The Company filed a counterclaim against Malam in the amount of NIS 3,512 thousand following which Malam filed a statement of defense, where it repeated the allegations stated in the statement of claim.

On July 6, 2011 the parties signed an arbitration agreement which stated that the disputes would be referred to an arbitrator and dismissed by the court. The Company has won the arbitration and the arbitrator has ruled that Malam should pay the Company over NIS 1.1 million (approximately NIS 1.5 million including interest and linkage differentials).

Malam has filed a petition for permit to appeal the arbitration award.

As of the date of the financial statements, in management's estimation, based on the opinion of its legal counsels, at this stage the probability that the Company would pay material amounts in connection with this lawsuit is less than 50%. Therefore, the Company did not include any provision in respect of this lawsuit in the financial statements.

b.	Commitments:

Operating lease obligation:

1.	The Group (as lessee) has entered into operating lease agreements for private vehicles.

The future minimum lease fees payable as of December 31, 2014 are as follows:

2015	370
2016	273
2017	54

697

NOTE 19:-	CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

2.	The Group (as lessee) has entered into commercial real estate lease agreements which consist of the office building.

The future minimum lease fees payable as of December 31, 2014 are as follows:

2015	1,079
2016	1,024
2017	704
2018 and thereafter	400

3,207

NOTE 20:-	EQUITY

a.	Composition of share capital:

	December 31,
	2014		2013		2012
	Authorized	Issued and outstanding	Authorized	Issued and outstanding	Authorized	Issued and outstanding

Ordinary shares of NIS 0.01 par value each	27,000,000	11,312,460	27,000,000	11,240,585	27,000,000	11,240,585

As of December 31, 2014, 2013 and 2012 the Company's issued share capital comprises 11,749,304 Ordinary shares of NIS 0.01 par value each.

b.	Dividend:

During the years ended December 31, 2014, 2013 and 2012, the Company paid dividends of $ 0, $ 0 and $ 3,035, respectively.

NOTE 21:-	SHARE-BASED PAYMENTS

a.	Expenses recognized in the financial statements:

The expense recognized in the financial statements for services received from directors, officers and employees of the Company, is presented in the table below:

	Year ended December 31,
	2014	2013	2012

Equity-settled share-based payment plans	94	167	184

The share-based payment transactions that the Company granted to its employees are described below.

b.	Equity-settled share options:

In 1996 the board of directors approved an options plan, which was expanded in 2000 and 2002 ("the 1996 Plan"). The 1996 Plan maintained 1,000,000 options exercisable into Ordinary shares of the Company ("the Options"). The Options are to be granted to directors, officer and employees of the Group. On May 28, 2003, the board of directors of the Company approved a new options plan ("the 2003 Plan"). The Company's board of directors approved that the number of options maintained under the 1996 Plan will be part of the 2003 Plan. During 2007, the Company's board of directors approved that 500,000 additional options would be maintained under the 2003 Plan. In 2011, the Company's board of directors approved that 500,000 additional options would be maintained under the 2003 Plan.

The Options vest ratably at the end of each year from the date of award, during a period of 3 or 4 years. Unexercised options expire at the end of the tenth or sixth year from the date of award.

The Company measures the fair value of options on the date of award by using the Black and Scholes option pricing model. The model requires several assumptions, such as the expected volatility of the share price and the expected life of the option.

The calculation of the expected volatility is based on the historic volatility of the Company's share price, assuming that the historic volatility of the share's price is a reasonable indication of future trends. The expected life of the option is based on the average number of years between the vesting period and the remaining life of the options until expiration. The risk-free interest rate is based on the yields published for short-term Treasury Bills for the same period.

In addition, the calculation of the fair value if the options based on the Black and Scholes model takes into account the Company's dividend policy. The Company announced that it has adopted a policy whereby from 2010, the Company will distribute at least 33.3% of the annual net profit as dividend, following approval of the financial results for each fiscal year. Any distribution will be subjected to the applicable regulatory limitations.

NOTE 21:-	SHARE-BASED PAYMENTS (Cont.)

Pursuant to the provisions of the 1996 and 2003 Plans, the grant of options to employees (who are not controlling shareholders in Israel) shall be in accordance with the provisions of Section 102 of the Income Tax Ordinance. On May 28, 2003, the Company's

Board of Directors approved that each award of options in accordance with Section 102 shall be made under the Capital Track unless the Board of Directors decides otherwise, and they shall be deposited with a trustee. The award of options under Section 3(i) of the Income Tax Ordinance shall be to third-party service providers and controlling shareholders only.

The following table lists the inputs used in the measurement of the fair value of options granted, in accordance with the Black & Scholes model option pricing model, with respect to the above plans:

	Year ended December 31,
	2014	2013	2012

Risk-free interest rate (%)	-	0.55%	0.32%
Dividend yield (%)	-	-	4.5%
Expected volatility (%)	-	49.9%	56.1%
Expected life of the options (in years)	-	4.25	5.46

c.	Movement during the year:

	Year ended December 31,
	2014		2013		2012
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$		$
Share options outstanding at beginning of year	970,500	2.75	905,000	3.01	979,188	2.91
Share options granted during the year	-	-	295,500	1.99	100,000	3.02
Share options exercised during the year	(71,875)	2.01	-	-	(140,438)	2.23
Share options expired during the year	(200,000)	2.62	(230,000)	2.82	(33,750)	3.30

Share options outstanding at end of year	698,625	2.86	970,500	2.75	905,000	3.01

The weighted average remaining contractual life for the share options outstanding as of December 31, 2014 was 3.87 years (as of December 31, 2013 - 4.08 years and as of December 31, 2011 - 3.06 years).

The range of exercise prices for share options outstanding as of December 31, 2014 was $ 1.28 - $ 3.68 (as of December 31, 2013 - $ 1.28 - $ 3.68 and as of December 31, 2012 - $ 1.28 - $ 4.6).

NOTE 22:-	ADDITIONAL DETAILS ON PROFIT AND LOSS ITEMS

a.	The Company has several key suppliers. In year ended on December 31, 2014, acquisitions from three suppliers accounted for 31% of total acquisitions during the year.

b.	Geographic information:

The Company operates in one operating segment which is the development, production and marketing of real-time three-dimensional graphics and video servers for TV stations.

1.	Revenues reported in the financial statements based on the location of the customers, are as follows:

	Year ended December 31,
	2014	2013	2012

Europe	19,174	13,862	16,752
Asia	6,495	6,886	7,400
America	14,322	9,909	10,159
Other	524	1,163	732

	40,515	31,820	35,043

2.	The carrying amounts of property, plant and equipment, and intangible assets including goodwill based on the location of the assets, are as follows:

	December 31,
	2014	2013

Israel	1,287	1,202
Europe	1,618	1,880
America	75	90
Other	19	32

	2,999	3,204

NOTE 22:-	ADDITIONAL DETAILS ON PROFIT AND LOSS ITEMS (Cont.)

		Year ended December 31,
		2014	2013	2012
c.	Cost of sales and rending of services

	Cost of inventories and payroll, wages and related expenses	8,945	7,697	8,416
	Overseas travels	843	1,074	950
	Subcontractors	666	447	560
	Rent and buildings' maintenance	371	347	336
	Depreciation and amortization	303	306	269
	Other	1,130	768	981

		12,258	10,639	11,512

d.	Research and development expenses

	Payroll, wages and related expenses	4,614	4,641	4,366
	Rent and buildings' maintenance	259	244	241
	Depreciation and amortization	234	225	220
	Subcontractors	119	73	146
	Other	895	733	652

		6,121	5,916	5,625

e.	Selling and marketing expenses

	Payroll, wages and related expenses	5,597	5,429	5,480
	Commission	2,727	2,073	1,969
	Subcontractors	641	588	531
	Overseas travels	1,340	1,502	1,605
	Trade exhibitions	1,137	1,093	1,048
	Rent and buildings' maintenance	475	428	430
	Advertising and marketing	273	333	302
	Depreciation and amortization	272	287	256
	Other	1,384	1,512	1,681

		13,846	13,245	13,302

f.	General and administrative expenses

	Payroll, wages and related expenses	1,922	1,667	1,642
	Professional consulting fees	399	495	625
	Rent and buildings' maintenance	146	144	110
	Depreciation and amortization	82	73	133
	Other	1,380	1,236	1,368

		3,929	3,615	3,878

NOTE 22:-	ADDITIONAL DETAILS ON PROFIT AND LOSS ITEMS (Cont.):

		Year ended December 31,
		2014	2013	2012
g.	Financing income (expenses):

	Financing income:

	Income from changes in exchange rates, net	-	276	-
	Financing income in respect of financial derivatives	419	-	238
	Interest income from bank deposits	9	1	39

		428	277	277
	Financing expenses:

	Loss from changes in exchange rates, net	(872)	-	(27)
	Financing expenses in respect of financial derivatives	-	(91)	-
	Bank fees	(63)	(85)	(85)
	Amortization of discount in respect of financial liabilities	(188)	(172)	(202)

		(1,123)	(348)	(314)

	Financing expense, net	(695)	(71)	(37)

NOTE 23:-	NET EARNINGS PER SHARE

Details of the number of shares and income used in the calculation of net earnings per share:

	Year ended December 31,
	2014		2013		2012
	Weighted number of shares (in thousands)	Net income attributable to equity holders of the Company	Weighted number of shares (in thousands)	Net loss attributable to equity holders of the Company	Weighted number of shares (in thousands)	Net income attributable to equity holders of the Company

Number of shares and income for calculating basic net earnings	11,248	3,382	11,241	(1,853)	11,213	1,243
Effect of potential dilutive ordinary shares	13	-	-	-	18	-

Number of shares and income for calculating diluted net earnings	11,261	3,382	11,241	(1,853)	11,231	1,243

NOTE 24:-	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

a.	Balances with related parties:

	December 31,
	2014	2013

Other accounts payable *)	497	480

*)	In respect of payroll and related provisions to related parties. The balance does not accrue interest.

b.	Transactions with related parties:

	Year ended December 31,
	2014	2013	2012

Professional consulting fees *)	36	36	36

*)	See d in this Note.

c.	Benefits to key managerial personnel employed in the Company:

	Year ended December 31,
	2014	2013	2012

Payroll and related expenses	1,849	1,531	1,521
Expenses in respect of vacation	20	16	-
Expenses (income) in respect of severance pay	(44)	50	49
Cost of share-based payment	37	73	95

Total	1,862	1,670	1,665

Benefits in respect of directors not employed in the Company:

	Year ended December 31,
	2014		2013		2012
	No. of people	Amount	No. of people	Amount	No. of people	Amount

Total short-term benefits in respect of non-employed directors	7	107	7	107	7	122

NOTE 24:-	BALANCES AND TRANSACTIONS WITH RELATED PARTIES (Cont.)

d.	Commitments:

The Company has an agreement with Arba Financing Company Ltd ("Arba"), which is a related party, pursuant to which Arba will identify companies that engage in the Company's business activity with an investment potential, for an annual fee of $ 36. In addition, Arba is entitled to remuneration for each executed transaction.

e.     List of subsidiaries that are held by the Company:

Company's name	Country of incorporation	Company's interests in the outstanding shares, voting rights and authority to appoint directors

Orad Netherlands B.V.	Netherlands	100%
Orad Inc.	United States	100%
Orad Hi-Tec Systems Deutschland GmbH	Germany	100%
GETRIS	France	100%
IVSM Limited	United Kingdom	100%
Orad Hi-Tec Systems (North Asia) Limited	Hong-Kong	100%
Orad Hi-Tec Systems Iberia SL	Spain	100%
Integrated Broadcast Services Limited	United Kingdom	*) 87%
Orad Hi-Tec Systems Poland Sp. z o. o	Poland	100%
Oradnet Ltd.	Israel	100%

*)	See Note 5.

NOTE 25:-	SUBSEQUENT EVENT

On March 4, 2015 the Company decided to distribute to the shareholders of the Company a dividend in the amount of $ 0.105 per share (10.5 USD cent per share) totaling $ 1.2 million.

- - - - - - - - - -